UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 13D Under the Securities Exchange Act of 1934 (Amendment No. 1)*
Adeptus Health Inc.
(Name of Issuer)
Class A Common Stock
(Title of Class of Securities)
006855100
(CUSIP Number)
MatlinPatterson Global Advisers LLC 520 Madison Avenue, 35th Floor New York, NY 10022 Attn: Robert H. Weiss, General Counsel Tel: (212) 651-9500	Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attn: Mark Somerstein, Esq. Tel: (617) 951-7072
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 19, 2017
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  [  ]
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  006855100

1.	NAME OF REPORTING PERSON. MatlinPatterson Global Advisers LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (VOLUNTARY)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	1,610,000
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	1,610,000
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,610,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		9.8%
14.	TYPE OF REPORTING PERSON OO

CUSIP No.  006855100

1.	NAME OF REPORTING PERSON. MatlinPatterson Global Opportunities Master Fund L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (VOLUNTARY)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	1,610,000
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	1,610,000
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,610,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		9.8%
14.	TYPE OF REPORTING PERSON PN

CUSIP No.  006855100

1.	NAME OF REPORTING PERSON. MatlinPatterson Global Opportunities Fund GP LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (VOLUNTARY)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	1,610,000
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	1,610,000
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,610,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		9.8%
14.	TYPE OF REPORTING PERSON OO

CUSIP No.  006855100

1.	NAME OF REPORTING PERSON. MPCM (GP) Holdings LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (VOLUNTARY)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	1,610,000
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	1,610,000
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,610,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		9.8%
14.	TYPE OF REPORTING PERSON OO

CUSIP No.  006855100

1.	NAME OF REPORTING PERSON. MatlinPatterson PE Holdings LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (VOLUNTARY)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	1,610,000
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	1,610,000
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,610,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		9.8%
14.	TYPE OF REPORTING PERSON OO

CUSIP No.  006855100

1.	NAME OF REPORTING PERSON. MatlinPatterson LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (VOLUNTARY)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	1,610,000
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	1,610,000
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,610,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		9.8%
14.	TYPE OF REPORTING PERSON OO

CUSIP No.  006855100

1.	NAME OF REPORTING PERSON. David J. Matlin I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (VOLUNTARY)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	1,610,000
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	1,610,000
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,610,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		9.8%
14.	TYPE OF REPORTING PERSON IN

CUSIP No.  006855100

1.	NAME OF REPORTING PERSON. Michael Lipsky I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (VOLUNTARY)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER	0
	8.	SHARED VOTING POWER	1,610,000
	9.	SOLE DISPOSITIVE POWER	0
	10.	SHARED DISPOSITIVE POWER	1,610,000
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,610,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		9.8%
14.	TYPE OF REPORTING PERSON IN

CUSIP No.  006855100

AMENDMENT NO. 1 TO SCHEDULE 13D

Reference is hereby made to the statement on Schedule 13D with respect to the Common Stock of the Issuer filed by the Reporting Persons with the Securities and Exchange Commission on May 18, 2017 (the "Schedule 13D").  Terms defined in the Schedule 13D are used herein as so defined.

The following items of the Schedule 13D are hereby amended as follows:

Item 4.	Purpose of Transaction
Item 4 is hereby supplemented with the following:
On June 19, 2017, the office of the United States Trustee appointed an Official Committee of Equity Security Holders (the "Equity Committee") in connection with the Issuer's Chapter 11 bankruptcy case.  At that time, the Fund was appointed to the Equity Committee.  Notwithstanding the Fund's participation on the Equity Committee, the Reporting Persons disclaim membership in a group with the other members of the Equity Committee.
Item 5.	Interest in Securities of Issuer

Item 5 (a)-(c) are hereby amended and restated to read as follows:

(a)-(b)   The information requested by these paragraphs is incorporated herein by reference to the cover pages to this Amendment No. 1 to Schedule13D.  Ownership percentages are based on 16,395,599 shares of Common Stock outstanding as of November 7, 2016, as reported by the Issuer in its Report on Form 10-Q for the quarterly period ended September 30, 2016 filed with the Securities and Exchange Commission on November 9, 2016.

(c)  Not applicable.

CUSIP No.  006855100

SIGNATURE
After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  June 21, 2017

MATLINPATTERSON GLOBAL ADVISERS LLC
By:	/s/ Robert H. Weiss
Name:	Robert H. Weiss
Title:	General Counsel

MATLINPATTERSON GLOBAL OPPORTUNITIES MASTER FUND L.P.
By:	/s/ Michael Lipsky
Name:	Michael Lipsky
Title:	Senior Portfolio Manager

MATLINPATTERSON GLOBAL OPPORTUNITIES FUND GP LLC
By:	/s/ Michael Lipsky
Name:	Michael Lipsky
Title:	Senior Portfolio Manager

MPCM (GP) HOLDINGS LLC
By:	/s/ Robert H. Weiss
Name:	Robert H. Weiss
Title:	General Counsel

MATLINPATTERSON PE HOLDINGS LLC
By:	/s/ Robert H. Weiss
Name:	Robert H. Weiss
Title:	General Counsel

CUSIP No.  006855100

MATLINPATTERSON LLC
By:	/s/ Robert H. Weiss
Name:	Robert H. Weiss
Title:	General Counsel

DAVID J. MATLIN
/s/ David J. Matlin
David J. Matlin

MICHAEL LIPSKY
/s/ Michael Lipsky
Michael Lipsky